Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Fourth Quarter and Full-Year 2022 Results; Provides 2023 Outlook

Record Quarter Sales of $482.6 Million vs. $405.3 Million in Prior Year Quarter

Record Year Sales of $1.98 Billion vs. $1.68 Billion in Prior Year

PITTSBURGH, February 27, 2023 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the fourth quarter of 2022 of $13.8 million, or $0.65 per diluted share, compared to $22.2 million, or $1.01 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $23.0 million and $1.09 per share for the fourth quarter of 2022, compared to $16.9 million and $0.77 per share in the prior year quarter, respectively.

Consolidated sales of $482.6 million, which was a quarterly record, increased by $77.3 million, or 19.1 percent, compared with $405.3 million in the prior year. Excluding a $14.7 million unfavorable impact from foreign currency changes, sales increased by $92.0 million, or 22.7 percent.

The Railroad and Utility Products and Services (RUPS) business achieved record fourth-quarter sales and higher year-over-year profitability, primarily driven by pricing increases as well as improvements in maintenance-of-way businesses and favorable cost absorption due to higher volumes in commercial crossties.

The Performance Chemicals (PC) segment delivered a fourth-quarter record in sales; however, profitability continued to be unfavorably impacted in the near-term by higher overall raw material costs, partly offset by global price increases.

The Carbon Materials and Chemicals (CMC) segment continued to generate strong sales due to a favorable pricing environment. As expected, fourth-quarter profitability was unfavorably impacted by higher raw material and operating costs.

President and CEO Leroy Ball said, “Overall, I am happy to state that 2022 represented another year of solid performance. Profitability was strong in the fourth quarter and for the full year as CMC continued to lead the way with exceptional performance. Only a handful of companies outside of China can meet the unique market need that our CMC business does, and our products command a high value, which reflects their importance. RUPS demonstrated notable improvement in both quarterly and annual performance as demand for utility poles remained strong supporting higher pricing, recent capital improvements began paying off, and hardwood availability increased. Our PC segment finished the year in disappointing fashion as we honored supply agreements and absorbed higher costs with limited pass-through in price. By contrast, 2023 points to a better PC story, as new pricing takes effect, positioning us on the right side of the market. We remain on track to achieve our long-term goals through a strategy of expanding and optimizing our vertically integrated business model serving critical infrastructure."

Fourth Quarter Financial Performance

•
RUPS delivered record fourth-quarter sales of $193.0 million, an increase of $37.4 million, or 24.0 percent, compared to $155.6 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $1.2 million, sales increased by $38.6 million, or 24.8 percent, from the prior year quarter. The sales growth was primarily due to pricing increases, particularly in crossties and utility poles, higher volumes in commercial crossties, and increased activity in maintenance-of-way businesses. Adjusted EBITDA for the fourth quarter was $13.3 million, or 6.9 percent, compared with $6.2 million, or 4.0 percent, in the prior year quarter. Profitability increased year-over-year as a result of continued price increases as well as improved capacity utilization associated with higher crosstie volumes, partly offset by higher raw material and operating costs.
•
PC generated record fourth-quarter sales of $140.8 million, an increase of $21.9 million, or 18.4 percent, compared to sales of $118.9 million in the prior year quarter. Excluding an unfavorable foreign currency impact of $3.3 million, sales increased by $25.2 million, or 21.2 percent, from the prior year quarter. The year-over-year sales growth was primarily due to volume increases in the Americas as well as price increases implemented globally, partly offset by volume decreases in Europe and Australasia. Adjusted EBITDA for the fourth quarter was $17.6 million, or 12.5 percent, compared with $19.4 million, or 16.3 percent, in the prior year quarter, reflecting higher overall raw material costs, including working through higher cost inventory, partly offset by price increases.
•
Sales for CMC of $148.8 million increased by $18.0 million, or 13.8 percent, compared to sales of $130.8 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $10.2 million, sales increased by $28.2 million, or 21.6 percent, from the prior year quarter. Compared with the prior year period, sales benefited from higher prices across products and geographies, driven by strong demand in a market environment experiencing limited supply, partly offset by volume decreases in Europe and North America. Adjusted EBITDA was $21.2 million, or 14.2 percent, compared with $24.9 million, or 19.0 percent, in the prior year quarter. The year-over-year decrease in profitability reflects higher raw material costs and other operating expenses, partly offset by a favorable pricing environment.
•
Total adjusted EBITDA was $52.1 million, or 10.8 percent, compared with $48.8 million, or 12.0 percent, in the prior year quarter.

2022 Financial Performance

•
Consolidated sales for 2022 were a record $1.98 billion. Sales increased by approximately $300 million, as compared to $1.68 billion in the prior year primarily driven by pricing increases implemented throughout the year.
•
RUPS delivered a record $788.3 million in sales for the year, an increase of $58.4 million, or 8.0 percent, compared to sales of $729.9 million in the prior year. Adjusted EBITDA was $53.6 million, or 6.8 percent, compared with $45.4 million, or 6.2 percent, in the prior year.
•
PC reported a record $579.9 million in sales for the year, an increase of $76.6 million, or 15.2 percent, compared to sales of $503.3 million in the prior year. Adjusted EBITDA was $75.5 million, or 13.0 percent, compared with $101.8 million, or 20.2 percent, in the prior year.
•
Sales for CMC totaling $612.3 million increased by $166.9 million, or 37.5 percent, compared to sales of $445.4 million in the prior year. Adjusted EBITDA was $99.0 million, or 16.2 percent, compared with $76.3 million, or 17.1 percent, in the prior year.
•
Net income attributable to Koppers was $63.4 million, compared with $85.2 million in the prior year. Adjusted net income was $88.3 million, compared with $92.3 million in the prior year. Adjusted EBITDA was $228.1 million, or 11.5 percent, compared with $223.5 million, or 13.3 percent, in the prior year.
•
Diluted EPS was $2.98, compared with $3.88 per share in the prior year. Adjusted EPS was $4.14, compared with $4.21 for the prior year.
•
Capital expenditures for the twelve months ended December 31, 2022, were $105.3 million, compared with $125.0 million for the prior year period. Net of insurance proceeds and cash provided from asset sales, capital expenditures were $100.1 million for the current year, compared with $89.5 million for the prior year.

2022 Accomplishments

In 2022, Koppers continued implementing its value creation strategy and the following key pillars contributed to its results as well as helped to further position the company for long-term growth and profitability.

•
Balance sheet flexibility:
o
Entered into a Credit Agreement for an $800 million revolving credit facility, which provides lower pricing tiers and additional financial flexibility to support the company's ongoing growth strategy.
o
Declared its first quarterly cash dividend since November 2014 and paid $4 million in total to shareholders throughout 2022.
o
Repurchased $23.6 million in common stock, including 686,366 shares at an average price of $27.30 per share under its share repurchase program. As of December 31, 2022, approximately $71.9 million remains of the original authorization of $100 million.
•
Network optimization:
o
Continued upgrading the facility located at North Little Rock, Arkansas, through new construction and new equipment purchases, modernizing its processes, and improving its operational and environmental performance.
o
Sold its utility pole treating facility in Sweetwater, Tennessee, to affiliates of Culpeper Wood Preservers, which further optimized the company's treating footprint by consolidating underutilized capacity.
•
Strengthen business model:
o
Acquired substantially all the assets of Gross & Janes Co., the largest independent supplier of untreated railroad crossties in North America; thereby, further strengthening its vertically integrated business model and adding value to its customer base by de-risking supply chains for critical products.
•
Portfolio enhancement:
o
Realigned its PC business and secured approximately $40 million of annualized new industrial business, adding 14 new customers across 18 locations, by transitioning customers from penta, a preservative that was phased out due to regulatory actions, to either its legacy K-33 CCA water-borne preservative or its newest entry into the oil-borne preservative field, InPro 23 and InPro 50 DCOI.
•
Wood treatment expansion:
o
Purchased a 105-acre property in Leesville, Louisiana, which increases peeling and drying capacity for its utility pole treatment process, reducing costs through plant automation and providing access to an improved logistics network.
•
Cradle-to-cradle:
o
Entered into a new five-year, $50 million agreement, through its Recovery Resources business, with a Class I railroad customer to collect and manage railroad crossties at the end of their useful life, which further solidifies its reputation as a full-service solutions provider for industry.

2023 Outlook

Koppers remains committed to expanding and optimizing its business and making continued progress toward its long-term financial goals. After considering global economic conditions as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers expects 2023 sales of approximately $2.1 billion, compared with $1.98 billion in the prior year, and 2023 adjusted EBITDA of approximately $250 million, compared with $228.1 million in the prior year.

The effective tax rate for adjusted net income attributable to Koppers in 2023 is projected to be approximately 31 percent, which is consistent with the adjusted tax rate in 2022. Accordingly, the 2023 adjusted EPS is forecasted to be approximately $4.40, compared with adjusted EPS of $4.14 in 2022.

Koppers expects capital expenditures of approximately $105 million in 2023 with $40 million of the total allocated to discretionary projects that are expected to generate returns on investment of over 20 percent.

Commenting on the forecast, Mr. Ball said, “I am excited about what lies ahead for Koppers in 2023 as we expect to make our largest year-over-year leap in profitability since 2015. The past two years have seen us struggle to match pricing with significant increases in costs while our investments to expand and optimize have generally driven our modestly higher profits. This year, we are poised to recapture the remaining cost increases in our PC business while we expect CMC will see some natural margin compression as market dynamics intensify on both the supply and demand side. RUPS should take another step forward as we complete a few of our larger multi-year projects and begin taking cost out of the organization through greater efficiency. We remain focused on reaching our 2025 goal of $300 million in adjusted EBITDA and believe that our 2023 plan keeps us squarely on track.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10175202. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 9435602. The recording will be available for replay through May 27, 2023.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to Koppers and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income Attributable to Koppers; and Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$482.6	$405.3	$1,980.5	$1,678.6
Cost of sales	406.5	332.4	1,635.9	1,344.5
Depreciation and amortization	11.6	14.3	56.1	57.7
Selling, general and administrative expenses	36.9	38.3	153.3	148.9
Impairment and restructuring charges	0.0	0.0	0.0	2.2
(Gain) on sale of assets	0.0	(23.4)	(2.5)	(31.2)
Operating profit	27.6	43.7	137.7	156.5
Other income, net	0.7	0.9	2.5	3.6
Interest expense	12.5	10.0	44.8	40.5
Income from continuing operations before income taxes	15.8	34.6	95.4	119.6
Income tax provision	1.9	12.1	31.6	34.5
Income from continuing operations	13.9	22.5	63.8	85.1
(Loss) on sale of discontinued operations, net of tax benefit of $0.0, $0.0, $0.0 and $0.1	(0.1)	(0.3)	(0.6)	(0.2)
Net income	13.8	22.2	63.2	84.9
Net (loss) attributable to noncontrolling interests	0.0	0.0	(0.2)	(0.3)
Net income attributable to Koppers	$13.8	$22.2	$63.4	$85.2
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.67	$1.06	$3.05	$4.02
Discontinued operations	(0.01)	(0.02)	(0.03)	(0.02)
Earnings per basic common share	$0.66	$1.04	$3.02	$4.00
Diluted -
Continuing operations	$0.66	$1.02	$3.00	$3.90
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Earnings per diluted common share	$0.65	$1.01	$2.98	$3.88
Weighted average shares outstanding (in thousands):
Basic	20,839	21,193	20,977	21,238
Diluted	21,224	21,917	21,313	21,925

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$33.3	$45.5
Accounts receivable, net of allowance of $3.5 and $3.3	215.7	182.8
Inventories, net	355.7	313.8
Derivative contracts	3.1	61.0
Other current assets	29.0	25.0
Total current assets	636.8	628.1
Property, plant and equipment, net	557.3	489.1
Operating lease right-of-use assets	86.3	91.2
Goodwill	294.0	296.0
Intangible assets, net	116.1	131.5
Deferred tax assets	11.7	15.0
Other assets	9.2	11.0
Total assets	$1,711.4	$1,661.9
Liabilities
Accounts payable	$207.4	$171.9
Accrued liabilities	96.1	90.5
Current operating lease liabilities	20.5	21.3
Current maturities of long-term debt	0.0	2.0
Total current liabilities	324.0	285.7
Long-term debt	817.7	781.5
Accrued post-retirement benefits	34.7	38.6
Deferred tax liabilities	21.5	33.4
Operating lease liabilities	66.3	70.3
Other long-term liabilities	44.2	41.6
Total liabilities	1,308.4	1,251.1
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 24,547,000 and 24,026,844 shares issued	0.2	0.2
Additional paid-in capital	263.9	249.5
Retained earnings	360.2	300.9
Accumulated other comprehensive loss	(97.3)	(40.0)
Treasury stock, at cost, 3,783,901 and 2,930,694 shares	(127.6)	(104.0)
Total Koppers shareholders’ equity	399.4	406.6
Noncontrolling interests	3.6	4.2
Total equity	403.0	410.8
Total liabilities and equity	$1,711.4	$1,661.9

KOPPERS HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,
	2022	2021
Cash provided by (used in) operating activities:
Net income	$63.2	$84.9
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	56.1	57.7
Stock-based compensation	13.2	13.0
Change in derivative contracts	6.5	3.8
Non-cash interest expense	2.8	2.7
Loss on sale of discontinued operations	0.0	0.3
(Gain) on sale of assets and investment	(2.6)	(31.5)
Insurance proceeds	(0.8)	(6.1)
Deferred income taxes	2.7	16.9
Change in other liabilities	1.1	2.1
Other - net	5.3	4.0
Changes in working capital:
Accounts receivable	(32.3)	(12.7)
Inventories	(41.8)	(24.3)
Accounts payable	32.7	20.9
Accrued liabilities	(7.3)	(21.0)
Other working capital	3.5	(7.7)
Net cash provided by operating activities	102.3	103.0
Cash (used in) provided by investing activities:
Capital expenditures	(105.3)	(125.0)
Insurance proceeds	0.8	6.1
Acquisitions	(14.7)	0.0
Net cash provided by sale of discontinued operations and asset sales	4.4	29.4
Net cash used in investing activities	(114.8)	(89.5)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	38.3	15.2
Repayments of long-term debt	(2.0)	(10.1)
Issuances of Common Stock	1.1	2.4
Repurchases of Common Stock	(23.6)	(11.5)
Payment of debt issuance costs	(4.8)	0.0
Dividends paid	(4.2)	0.0
Net cash provided by (used in) financing activities	4.8	(4.0)
Effect of exchange rate changes on cash	(4.5)	(2.5)
Net (decrease) increase in cash and cash equivalents	(12.2)	7.0
Cash and cash equivalents at beginning of period	45.5	38.5
Cash and cash equivalents at end of period	$33.3	$45.5
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$29.3	$30.5
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$12.1	$12.6
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$41.3	$38.1
Income taxes	20.7	23.4
Noncash investing activities:
Accrued capital expenditures	11.1	7.3

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$193.0	$155.6	$788.3	$729.9
Performance Chemicals	140.8	118.9	579.9	503.3
Carbon Materials and Chemicals	148.8	130.8	612.3	445.4
Total	$482.6	$405.3	$1,980.5	$1,678.6
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$13.3	$6.2	$53.6	$45.4
Performance Chemicals	17.6	19.4	75.5	101.8
Carbon Materials and Chemicals	21.2	24.9	99.0	76.3
Corporate Unallocated	0.0	(1.7)	0.0	0.0
Total	$52.1	$48.8	$228.1	$223.5
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	6.9%	4.0%	6.8%	6.2%
Performance Chemicals	12.5%	16.3%	13.0%	20.2%
Carbon Materials and Chemicals	14.2%	19.0%	16.2%	17.1%
Total	10.8%	12.0%	11.5%	13.3%

(1)
The tables below describe the adjustments to arrive at adjusted EBITDA for the quarters and years ended December 31, 2022 and 2021, respectively.
(2)
Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$13.8	$22.2	$63.2	$84.9
Interest expense	12.5	10.0	44.8	40.5
Depreciation and amortization	11.6	14.3	56.1	57.7
Depreciation in impairment and restructuring charges	0.0	0.0	0.0	0.7
Income tax provision	1.9	12.1	31.6	34.5
Discontinued operations	0.1	0.3	0.6	0.2
Sub-total	39.9	58.9	196.3	218.5
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs (benefits)	0.8	(0.1)	1.1	4.2
(Gain) on sale of assets	0.0	(23.4)	(2.5)	(31.2)
LIFO expense	12.8	12.2	25.6	28.2
Mark-to-market commodity hedging losses (gains)	(2.5)	1.2	6.5	3.8
Inventory adjustment	1.1	0.0	1.1	0.0
Total adjustments	12.2	(10.1)	31.8	5.0
Adjusted EBITDA	$52.1	$48.8	$228.1	$223.5

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS

AND ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income attributable to Koppers	$13.8	$22.2	$63.4	$85.2
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure costs (benefits)	0.8	(0.1)	1.0	5.5
(Gain) on sale of assets	0.0	(23.4)	(2.5)	(31.2)
LIFO expense	12.8	12.2	25.6	28.2
Mark-to-market commodity hedging losses (gains)	(2.5)	1.2	6.5	3.8
Inventory adjustment	1.1	0.0	1.1	0.0
Total adjustments	12.2	(10.1)	31.7	6.3
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(3.1)	2.5	(7.6)	(1.4)
Deferred tax adjustments	0.0	(1.5)	0.0	(1.2)
Writeoff of debt issue costs	0.0	3.5	0.4	3.5
Noncontrolling interest	0.0	0.0	(0.2)	(0.3)
Effect on adjusted net income	9.1	(5.6)	24.3	6.9
Adjusted net income including discontinued operations	22.9	16.6	87.7	92.1
Discontinued operations	0.1	0.3	0.6	0.2
Adjusted net income attributable to Koppers	$23.0	$16.9	$88.3	$92.3

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE

AND ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Income from continuing operations attributable to Koppers	$13.9	$22.5	$64.0	$85.4
Net income attributable to Koppers	$13.8	$22.2	$63.4	$85.2
Adjusted net income attributable to Koppers	$23.0	$16.9	$88.3	$92.3
Denominator for diluted earnings per share (in thousands)	21,224	21,917	21,313	21,925
Earnings per share:
Diluted earnings per share - continuing operations	$0.66	$1.02	$3.00	$3.90
Diluted earnings per share - net income	$0.65	$1.01	$2.98	$3.88
Adjusted earnings per share	$1.09	$0.77	$4.14	$4.21